Exhibit 3.1

ARTICLES OF INCORPORATION
OF
PARK STERLING CORPORATION

Pursuant to §55-2-02 of the General Statutes of North Carolina, the undersigned does make and submit these Articles of Incorporation for the purpose of forming a business corporation.

Article 1. Name

The name of the corporation is PARK STERLING CORPORATION.

Article 2. Duration

The period of duration of the corporation shall be perpetual.

Article 3. Purposes

The purposes for which the corporation is organized are: To act as a holding company of one or more banks and other corporations and to exercise all the rights, powers, and privileges incident to the ownership and control of such bank or banks and other corporations, including furnishing services to and for such bank or banks and other corporations.

Article 4. Authorized Shares

(a) The aggregate number of shares which the corporation shall have authority to issue is two hundred and five million (205,000,000) shares, divided into two (2) classes as follows:

Class	Number of Shares	Par Value

Common Stock	200,000,000	$1.00 /share

Preferred Stock	5,000,000	No par value

The Common Stock shall be entitled to vote as provided by law, and the holders of Common Stock shall be entitled to receive, after payment to the holders of all shares of Preferred Stock of the full preferential amounts to which such holders are entitled, the net assets of the corporation upon any involuntary or voluntary liquidation, dissolution or winding-up of the corporation.

(b) The Board of Directors of the corporation is authorized, subject to limitations prescribed by law and the provisions of this Article 4, to provide for the issuance of the shares of Preferred Stock in series, and by filing Articles of Amendment with the North Carolina Secretary of State, as required by law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)

The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences and limitations of that series.

Article 5. Registered Agent and Registered and Principal Office

The street address and county of the initial registered and principal office of the corporation and the name of the initial registered agent at such address is:

Name	Address

James C. Cherry	1043 E. Morehead Street

Suite 201

Charlotte, North Carolina 28204

(Mecklenburg County, North Carolina)

Article 6. Board of Directors

(a) The number of directors shall be determined from time to time by the affirmative vote of a majority of the directors then in office, but the number of directors shall not be less than six (6) nor more than nineteen (19), provided that no decrease in the number of directors shall shorten the term of any director then in office.

(b) The Board of Directors shall be divided into three (3) classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

(c) Vacancies in the board of directors that occur between annual meetings of shareholders at which directors are elected, including vacancies resulting from an enlargement of the board within the authorized number of six to 19 directors, shall be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum or by a sole remaining director. The directors elected to fill such vacancies shall hold office for a term expiring at the next annual meeting of shareholders at which the term of the class of directors to which they have been elected expires and until their successors have been duly elected and qualified.

(d) Any director or directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class. Cause for removal shall be deemed to exist only if the director(s) whose removal is proposed has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the corporation, and such conviction or adjudication has become final and nonappealable. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director. If any directors are so removed, new directors may be elected to fill the resulting vacancies at the meeting.

(e) Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation (and as permitted under North Carolina law to require higher voting percentages than otherwise prescribed by law), the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision (in these Articles of Incorporation, the Bylaws of the corporation or otherwise) or take any action inconsistent with or (as to any matter covered by this Article 6) in a manner other than as prescribed by, this Article 6.

Article 7. Incorporator

The name and address of the incorporator is:

Name:	Address:

B.T. Atkinson	One Wachovia Center

301 S. College Street

Suite 3700

Charlotte, North Carolina 28202

(Mecklenburg County, North Carolina)

Article 8. Interested Shareholder Provision

(a) In addition to any affirmative vote required by law or these Articles of Incorporation:

(i)

Any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder;

(ii)

Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more;

(iii)

The issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any equity securities (including any securities that are convertible into equity securities) of the corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities, or other property (or combination thereof);

(iv)	The adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v)

Any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities (including any securities that are convertible into equity securities) of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder shall require the affirmative vote of the holders of not less than (i) 66-2/3% of the voting power of the Voting Stock not beneficially owned by any Interested Shareholder, voting together as a single class, and (ii) 80% of the voting power of all Voting Stock, voting together as a single class; provided, however, that no such vote shall be required for any transaction approved by a majority of the Disinterested Directors (as hereinafter defined).

(b) For the purpose of this Article 8:

(i)	A “person” shall mean any individual, firm, corporation, partnership, or other entity,

(ii)

“Voting Stock” shall mean all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(iii)	“Interested Shareholder” shall mean any person who or which is the beneficial owner, directly or indirectly, of 5% or more of the outstanding Voting Stock.

(iv)	A person shall be a “beneficial owner” of any shares of Voting Stock:

(A)	that such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;

(B)

that such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement, or understanding; or

(C)

that are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

(v)

For the purposes of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (b)(iv) of this Article 8, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi)

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 1, 2010.

(vii)	“Subsidiary” shall mean any corporation of which a majority of the shares thereof entitled to vote generally in the election of directors is owned, directly or indirectly, by the corporation.

(viii)

“Market Price” shall mean: the last closing sale price immediately preceding the time in question of a share of the stock in question on the NASDAQ Stock Market, or if such stock is not quoted on the NASDAQ Stock Market, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on any system of reporting or ascertaining quotations then available, or if such stock is not so quoted, the Fair Market Value at the time in question of a share of such stock as determined by the Board of Directors in good faith.

(ix)	“Fair Market Value” shall mean:

(A)	in the case of stock, the Market Price, and

(B)	in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(x)

“Disinterested Director” shall mean any member of the Board of Directors of the corporation who is not an Affiliate or Associate of an Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is not an Affiliate or Associate of an Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

(c)

A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article 8, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Shareholder, or a transaction or series of transactions constitutes one of the transactions described in subparagraph (a) of this Article 8.

(d)

Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of not less than 80% of the voting power of all Voting Stock, voting together as a single class, shall be required to amend, repeal, or adopt any provisions inconsistent with this Article 8.

Article 9. Shareholder Protection Act and Control Share Acquisition Act

The provisions of Article 9 of the North Carolina Business Corporation Act (the “Act”) entitled “The North Carolina Shareholder Protection Act” and Article 9A of the Act entitled “The North Carolina Control Share Acquisition Act,” respectively, shall not apply to the corporation.

Article 10. Limitation of Director Liability

The personal liability of each director of the corporation is eliminated to the fullest extent permitted by the provisions of the Act, as presently in effect or as the same may hereafter from time to time be in effect. No amendment, modification or repeal of this Article 10 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

Article 11. Indemnification of Officers and Directors

The corporation shall, to the fullest extent permitted by the provisions of the Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the Act from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Act. Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Article 12. Effective Date

These Articles of Incorporation shall be effective upon filing with the North Carolina Secretary of State.

IN TESTIMONY WHEREOF, the undersigned has executed these Articles of Incorporation, this the 6th day of October, 2010.

/s/ B. T. Atkinson

B.T. Atkinson

Incorporator

ARTICLES OF SHARE EXCHANGE

BETWEEN

PARK STERLING CORPORATION

AND

PARK STERLING BANK

Pursuant to §55-11-05 of the General Statutes of North Carolina, the undersigned corporation does hereby submit the following Articles of Share Exchange as the acquiring corporation in a share exchange between two domestic business corporations.

1.	The name of the acquiring corporation is Park Sterling Corporation, a business corporation organized under the laws of the State of North Carolina.

2.	The name of the corporation whose shares will be acquired is Park Sterling Bank, a banking corporation organized under the laws of the State of North Carolina.

3.	The mailing address of the acquiring corporation is: 1043 E. Morehead Street, Suite 201, Charlotte, North Carolina 28204.

4.	The Agreement and Plan of Share Exchange has been approved by the corporation whose shares will be acquired and by the acquiring corporation in the manner required by law.

5.	These articles will be effective at 12:01 a.m., Eastern Time, on January 1, 2011.

[Signatures Appear on Next Page]

This is the 14th day of December 2010.

PARK STERLING CORPORATION

By:	/s/ James C. Cherry
James C. Cherry
Chief Executive Officer

OFFICE OF THE COMMISSIONER OF BANKS

CERTIFICATE OF AUTHORITY

FOR

ARTICLES OF SHARE EXCHANGES

Park Sterling Corporation (the “Company”), has submitted to me as Chief Deputy Commissioner of Banks for the State of North Carolina, Articles of Share Exchange between Park Sterling Bank, a North Carolina state-chartered bank headquartered in Charlotte, North Carolina, and the Company, a North Carolina corporation organized and existing as a bank holding company, for the purpose of effecting an exchange of shares in Park Sterling Bank for shares of the Company, so as to allow Park Sterling Bank to move to a holding company structure.

I hereby certify that Park Sterling Bank is a North Carolina chartered bank in good standing with the Office of the Commissioner of Banks and permitted by law to effect such an exchange of its shares for the purpose herein stated. Authority to file the Articles of Share Exchange is, therefore, granted effective on the date and at the time specified therein.

This the 21st day of December, 2010

/s/ Ray Grace
Ray Grace
Chief Deputy Commissioner of Banks

STATE OF NORTH CAROLINA

DEPARTMENT OF THE SECRETARY OF STATE

ARTICLES OF MERGER

Pursuant to North Carolina General Statutes Section 55-11-05(a), the undersigned entity does hereby submit the following Articles of Merger as the surviving business entity in a merger between two or more business entities.

1.	The name of the surviving entity is Park Sterling Corporation, a corporation organized under the laws of North Carolina (the “Surviving Corporation”).

2.	The address of the surviving entity is: 1043 East Morehead Street, Suite 201, Charlotte, North Carolina 28204, County of Mecklenburg.

3.	The name of the merged entity is Community Capital Corporation, a corporation organized under the laws of South Carolina (the “Merged Corporation”).

4.

The Agreement and Plan of Merger (the “Merger Agreement”), whereby the Merged Corporation will merge with and into the Surviving Corporation (the “Merger”) does not provide for, and there are no, amendments to the Articles of Incorporation of the Surviving Corporation.

5.	The Merger Agreement has been duly approved in the manner required by law by each of the Surviving Corporation and the Merged Corporation.

6.	These Articles of Merger and the Merger will be effective at 12:01 a.m. on November 1, 2011.

Park Sterling Corporation has caused these Articles of Merger to be signed by the authorized officer below as of October 31, 2011.

PARK STERLING CORPORATION

By: /s/ JAMES C. CHERRY
Name: James C. Cherry
Title: Executive Vice President

STATE OF NORTH CAROLINA

DEPARTMENT OF THE SECRETARY OF STATE

ARTICLES OF MERGER

Pursuant to North Carolina General Statutes Section 55-11-05(a), the undersigned entity does hereby submit the following Articles of Merger as the surviving business entity in a merger between two or more business entities.

1.	The name of the surviving entity is Park Sterling Corporation, a corporation organized under the laws of North Carolina (the “Surviving Corporation”).

2.	The address of the surviving entity is: 1043 East Morehead Street, Suite 201, Charlotte, North Carolina 28204, County of Mecklenburg.

3.	The name of the merged entity is Citizens South Banking Corporation, a corporation organized under the laws of Delaware (the “Merged Corporation”).

4.

The Agreement and Plan of Merger (the “Merger Agreement”), whereby the Merged Corporation will merge with and into the Surviving Corporation (the “Merger”) provides for the amendment to the Articles of Incorporation of the Surviving Corporation, the text of which is attached hereto as Exhibit A.

5.	The Merger Agreement has been duly approved by each of the Surviving Corporation and the Merged Corporation in the manner required by law.

6.	These Articles of Merger and the Merger will be effective at 12:01 a.m. on October 1, 2012.

Park Sterling Corporation has caused these Articles of Merger to be signed by the authorized officer below as of September 28, 2012.

PARK STERLING CORPORATION By: /s/ James C. Cherry Name: James C. Cherry Title: Chief Executive Officer

Exhibit A

Park Sterling Corporation is hereby amending its Articles of Incorporation by adding the following as a new section (c) to Article 4 of the Articles of Incorporation:

“(c) There is hereby created out of the authorized and unissued shares of Preferred Stock of the corporation a series of Preferred Stock designated as the “Senior Non-Cumulative Perpetual Preferred Stock, Series C” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 20,500.

The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of the Articles of Incorporation to the same extent as if such provisions had been set forth in full herein.

The following terms are used herein (including the Standard Provisions in Schedule A hereto) as defined below:

(i) “Issuer” means Park Sterling Corporation.

(ii) “Citizens South” means Citizens South Banking Corporation, a Delaware corporation.

(iii) “Common Stock” means the common stock, par value $1.00 per share, of the Issuer.

(iv) “Definitive Agreement” means that certain Securities Purchase Agreement by and between Issuer (as successor by merger to Citizens South) and Treasury, dated as of the Signing Date.

(v) “Junior Stock” means the Common Stock, and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(vi) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(vii) “Minimum Amount” means (i) the amount equal to twenty-five percent (25%) of the aggregate Liquidation Amount of Designated Preferred Stock issued on the Original Issue Date or (ii) all of the outstanding Designated Preferred Stock, if the aggregate liquidation preference of the outstanding Designated Preferred Stock is less than the amount set forth in the preceding clause (i).

(viii) “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(ix) “Signing Date” means September 22, 2011.

(x) “Treasury” means the United States Department of the Treasury and any successor in interest thereto.

Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.”

Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Articles of Incorporation of the Issuer. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer, as set forth below.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Acquiror,” in any Holding Company Transaction, means the surviving or resulting entity or its ultimate parent in the case of a merger or consolidation or the transferee in the case of a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole.

(b) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly through one or more intermediaries, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c) “Applicable Dividend Rate” has the meaning set forth in Section 3(a).

(d) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(e) “Bank Holding Company” means a company registered as such with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.

(f) “Baseline” means the “Initial Small Business Lending Baseline” set forth on the Initial Supplemental Report (as defined in the Definitive Agreement), subject to adjustment pursuant to Section 3(a).

(g) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s shareholders.

(h) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

(i) “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(j) “Call Report” has the meaning set forth in the Definitive Agreement.

(k) “Certificate of Designation” means the Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(l) “Charge-Offs” means the net amount of loans charged off by the Issuer or, if the Issuer is a Bank Holding Company or a Savings and Loan Holding Company, by the IDI Subsidiary(ies) during quarters that begin on or after the Signing Date, determined as follows:

(i)

if the Issuer or the applicable IDI Subsidiary is a bank, by subtracting (A) the aggregate dollar amount of recoveries reflected on line RIAD4605  of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line RIAD4635 of its Call Reports for such quarters (without duplication as a result of such dollar amounts being reported on a year-to-date basis); or

(ii)

if the Issuer or the applicable IDI Subsidiary is a thrift, by subtracting (A) the sum of the aggregate dollar amount of recoveries reflected on line VA140 of its Call Reports for such quarters and the aggregate dollar amount of adjustments reflected on line VA150 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line  VA160 of its Call Reports for such quarters.

(m) “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(n) “CPP Lending Incentive Fee” has the meaning set forth in Section 3(e).

(o) “Current Period” has the meaning set forth in Section 3(a)(i)(2).

(p) “Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year.

(q) “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, however , the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date (the “Initial Dividend Period”).

(r) “Dividend Record Date” has the meaning set forth in Section 3(b).

(s) “Dividend Reference Period” has the meaning set forth in Section 3(a)(i)(2).

(t) “GAAP” means generally accepted accounting principles in the United States.

(u) “Holding Company Preferred Stock” has the meaning set forth in Section 7(d)(v).

(v) “Holding Company Transaction” means the occurrence of (a) any transaction (including, without limitation, any acquisition, merger or consolidation) the result of which is that a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (i) becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under that Act, of common equity of the Issuer representing more than 50% of the voting power of the outstanding Common Stock or (ii) is otherwise required to consolidate the Issuer for purposes of generally accepted accounting principles in the United States, or (b) any consolidation or merger of the Issuer or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any Person other than one of the Issuer’s subsidiaries; provided that, in the case of either clause (a) or (b), the Issuer or the Acquiror is or becomes a Bank Holding Company or Savings and Loan Holding Company.

(w) “IDI Subsidiary” means any Issuer Subsidiary that is an insured depository institution.

(x) “Increase in QSBL” means:

(i)

with respect to the first (1st) Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL set forth in the Initial Supplemental Report (as defined in the Definitive Agreement); and

(ii)	with respect to each subsequent Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL for the Dividend Reference Period for the Current Period.

(y) “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.

(z) “Issuer Subsidiary” means any subsidiary of the Issuer.

(aa) “Liquidation Preference” has the meaning set forth in Section 4(a).

(bb) “Non-Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by subtracting the Qualifying Portion Percentage from one (1).

(cc) “Original Issue Date” means the Signing Date, the date on which shares of Designated Preferred Stock were first issued by Citizens South.

(dd) “Percentage Change in QSBL” has the meaning set forth in Section 3(a)(ii).

(ee) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ff) “Preferred Director” has the meaning set forth in Section 7(c).

(gg) “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(hh) “Previously Acquired Preferred Shares” has the meaning set forth in the Definitive Agreement.

(ii) “Private Capital” means, if the Issuer is Matching Private Investment Supported (as defined in the Definitive Agreement), the equity capital received by the Issuer or the applicable Affiliate of the Issuer from one or more non-governmental investors in accordance with Section 1.3(m) of the Definitive Agreement.

(jj) “Publicly-traded” means a company that (i) has a class of securities that is traded on a national securities exchange and (ii) is required to file periodic reports with either the Securities and Exchange Commission or its primary federal bank regulator.

(kk) “Qualified Small Business Lending” or “QSBL” means, with respect to any particular Dividend Period, the “Quarter-End Adjusted Qualified Small Business Lending” for such Dividend Period set forth in the applicable Supplemental Report.

(ll) “Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by dividing (i) the Increase in QSBL for such Dividend Period by (ii) the aggregate Liquidation Amount of then-outstanding Designated Preferred Stock.

(mm) “Savings and Loan Holding Company” means a company registered as such with the Office of Thrift Supervision pursuant to 12 U.S.C. §1467a(b) and the regulations of the Office of Thrift Supervision promulgated thereunder.

(nn) “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from the date of the Issuer’s most recent consolidated financial statements prior to the Signing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(oo) “Signing Date Tier 1 Capital Amount” means $72,113,000.

(pp) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Designated Preferred Stock.

(qq) “Supplemental Report” means a Supplemental Report delivered by the Issuer to Treasury pursuant to the Definitive Agreement.

(rr) “Tier 1 Dividend Threshold” means, as of any particular date, the result of the following formula:

( ( A + B - C ) * 0.9 ) - D

where:

A=	Signing Date Tier 1 Capital Amount;

B=	the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury;

C=	the aggregate amount of Charge-Offs since the Signing Date; and

D =

 (i) beginning on the first day of the eleventh (11th) Dividend Period, the amount equal to ten percent (10%) of the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury as of the Effective Date (without regard to any redemptions of Designated Preferred Stock that may have occurred thereafter) for every one percent (1%) of positive Percentage Change in Qualified Small Business Lending between the ninth (9th) Dividend Period and the Baseline; and (ii) zero (0) at all other times.

(ss) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Section 7(d) of these Standard Provisions that form a part of the Certificate of Designation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a)	Rate.

(i)	The “Applicable Dividend Rate” shall be determined as follows:

(1)	With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be 4.8400976%.

(2)	With respect to each of the second (2nd) through the tenth (10th) Dividend Periods, inclusive (in each case, the “Current Period”), the Applicable Dividend Rate shall be:

(A)

(x) the applicable rate set forth in column “A” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the Dividend Period that was two Dividend Periods prior to the Current Period (the “Dividend Reference Period”) and the Baseline, multiplied by (y) the Qualifying Portion Percentage; plus

(B)	(x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage.

In each such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the Dividend Reference Period.

(3)

With respect to the eleventh (11th) through the eighteenth (18th) Dividend Periods, inclusive, and that portion of the nineteenth (19th) Dividend Period prior to, but not including, the four and one half (4½) year anniversary of the Original Issue Date, the Applicable Dividend Rate shall be:

(A)

(x) the applicable rate set forth in column “B” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the ninth (9th) Dividend Period and the Baseline, multiplied by (y) the Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period; plus

(B)	(x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period.

In such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the ninth (9th) Dividend Period.

(4)

With respect to (A) that portion of the nineteenth (19th) Dividend Period beginning on the four and one half (4½) year anniversary of the Original Issue Date and (B) all Dividend Periods thereafter, the Applicable Dividend Rate shall be nine percent (9%).

(5)

Notwithstanding anything herein to the contrary, if the Issuer fails to submit a Supplemental Report that is due during any of the second (2nd) through tenth (10th) Dividend Periods on or before the sixtieth (60th) day of such Dividend Period, the Issuer’s QSBL for the Dividend Period that would have been covered by such Supplemental Report shall be zero (0) for purposes hereof.

(6)

Notwithstanding anything herein to the contrary, but subject to Section 3(a)(i)(5) above, if the Issuer fails to submit the Supplemental Report that is due during the tenth (10th) Dividend Period, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(3) and (4). The Applicable Dividend Rate shall be re-determined effective as of the first day of the calendar quarter following the date such failure is remedied, provided it is remedied prior to the four and one half (4½) anniversary of the Original Issue Date.

(7)

Notwithstanding anything herein to the contrary, if the Issuer fails to submit any of the certificates required by Sections 3.1(d)(ii) or 3.1(d)(iii) of the Definitive Agreement when and as required thereby, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(2) or (3) above until such failure is remedied.

(ii)	The “Percentage Change in Qualified Lending” between any given Dividend Period and the Baseline shall be the result of the following formula, expressed as a percentage:

(	(QSBL for the Dividend Period - Baseline))	x 100
Baseline

(iii)	The following table shall be used for determining the Applicable Dividend Rate:

	The Applicable Dividend Rate shall be:
If the Percentage Change in Qualified Lending is:	Column “A” (each of the 2nd - 10th Dividend Periods)	Column “B” (11th - 18th, and the first part of the 19th, Dividend Periods)
0% or less	5%	7%
More than 0%, but less than 2.5%	5%	5%
2.5% or more, but less than 5%	4%	4%
5% or more, but less than 7.5%	3%	3%
7.5% or more, but less than 10%	2%	2%
10% or more	1%	1%

(iv)

If the Issuer consummates a Business Combination, a purchase of loans or a purchase of participations in loans and the Designated Preferred Stock remains outstanding thereafter, then the Baseline shall thereafter be the “Quarter-End Adjusted Small Business Lending Baseline” set forth on the Quarterly Supplemental Report (as defined in the Definitive Agreement).

(b) Payment. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to:

(i)

each Dividend Period (other than the Initial Dividend Period) at a rate equal to one-fourth (¼) of the Applicable Dividend Rate with respect to each Dividend Period on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date; and

(ii)

the Initial Dividend Period, on the first such Dividend Payment Date to occur at least twenty (20) calendar days after the Original Issue Date, an amount equal to (A) the Applicable Dividend Rate with respect to the Initial Dividend Period multiplied by (B) the number of days from the Original Issue Date to the last day of the Initial Dividend Period (inclusive) divided by 360.

In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. For avoidance of doubt, “payable quarterly in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.

The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designation).

(c) Non-Cumulative. Dividends on shares of Designated Preferred Stock shall be non-cumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period:

(i)

the holders of Designated Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Issuer shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock; and

(ii)

the Issuer shall, within five (5) calendar days, deliver to the holders of the Designated Preferred Stock a written notice executed by the Chief Executive Officer and the Chief Financial Officer of the Issuer stating the Board of Directors’ rationale for not declaring dividends.

(d)	Priority of Dividends; Restrictions on Dividends.

(i)

Subject to Sections 3(d)(ii), (iii) and (v) and any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Issuer’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may declare and pay dividends on the Common Stock, any other shares of Junior Stock, or Parity Stock, in each case only if (A) after giving effect to such dividend the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold , and (B) full dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid.

(ii)

If a dividend is not declared and paid in full on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however , that in any such Dividend Period in which a dividend is declared and paid on the Designated Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of a covenant by which the Issuer is bound.

(iii)

When dividends have not been declared and paid in full for an aggregate of four (4) Dividend Periods or more, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the Issuer shall, within five (5) calendar days of each missed payment, deliver to the holders of the Designated Preferred Stock a certificate executed by at least a majority of the Board of Directors stating that the Board of Directors used its best efforts to declare and pay such dividends in a manner consistent with (A) safe and sound banking practices and (B) the directors’ fiduciary obligations.

(iv)

Subject to the foregoing and Section 3(e) below and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

(v)

If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock.

(e) Special Lending Incentive Fee Related to CPP. If Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date and the Issuer did not apply to Treasury to redeem such Previously Acquired Preferred Shares prior to December 16, 2010, and if the Issuer’s Supplemental Report with respect to the ninth (9th) Dividend Period reflects an amount of Qualified Small Business Lending that is less than or equal to the Baseline (or if the Issuer fails to timely file a Supplemental Report with respect to the ninth (9th) Dividend Period), then beginning on January 1, 2014 and on all Dividend Payment Dates thereafter ending on April 1, 2016, the Issuer shall pay to the Holders of Designated Preferred Stock, on each share of Designated Preferred Stock, but only out of assets legally available therefor, a fee equal to 0.5% of the Liquidation Amount per share of Designated Preferred Stock (“CPP Lending Incentive Fee”). All references in Section 3(d) to “dividends” on the Designated Preferred Stock shall be deemed to include the CPP Lending Incentive Fee.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends on each such share (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Is Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a)	Optional Redemption.

(i)	Subject to the other provisions of this Section 5:

(1)

The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding; and

(2)

If, after the Signing Date, there is a change in law that modifies the terms of Treasury’s investment in the Designated Preferred Stock or the terms of Treasury’s Small Business Lending Fund program in a materially adverse respect for the Issuer, the Issuer may, after consultation with the Appropriate Federal Banking Agency, redeem all of the shares of Designated Preferred Stock at the time outstanding.

(ii)	The per-share redemption price for shares of Designated Preferred Stock shall be equal to the sum of:

(1)	the Liquidation Amount per share,

(2)

the per-share amount of any unpaid dividends for the then current Dividend Period at the Applicable Dividend Rate to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period; and

(3)	the pro rata amount of CPP Lending Incentive Fees for the current Dividend Period.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable, but in any event the shares to be redeemed shall not be less than the Minimum Amount. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time, subject to the approval of the Appropriate Federal Banking Agency. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock ( provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Board Observation Rights. Whenever, at any time or times, dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of five (5) Dividend Periods or more, whether or not consecutive, the Issuer shall invite a representative selected by the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors in connection with such meetings; provided , that the holders of the Designated Preferred Stock shall not be obligated to select such a representative, nor shall such representative, if selected, be obligated to attend any meeting to which he/she is invited. The rights of the holders of the Designated Preferred Stock set forth in this Section 7(b) shall terminate when full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, subject to revesting in the event of each and every subsequent default of the character above mentioned.

(c) Preferred Stock Directors. Whenever, at any time or times, (i) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of shareholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than thirty days later, the President of the Company shall promptly call a special meeting for that purpose) and at each subsequent annual meeting of shareholders until full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(d) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the written consent of (x) Treasury if Treasury holds any shares of Designated Preferred Stock, or (y) the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, if Treasury does not hold any shares of Designated Preferred Stock, shall be necessary for effecting or validating:

(i)

Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii)

Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock;

(iii)

Share Exchanges, Reclassifications, Mergers and Consolidations. Subject to Section 7(d)(v) below, any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, that in all cases, the obligations of the Issuer are assumed (by operation of law or by express written assumption) by the resulting entity or its ultimate parent;

(iv)

Certain Asset Sales. Any sale of all, substantially all, or any material portion of, the assets of the Company, if the Designated Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; and

(v)

Holding Company Transactions. Any consummation of a Holding Company Transaction, unless as a result of the Holding Company Transaction each share of Designated Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Issuer or the Acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Holding Company Preferred Stock on terms that are equivalent to the terms set forth herein, and shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that for all purposes of this Section 7(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Restriction on Redemptions and Repurchases.

(a) Subject to Sections 8(b) and (c), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may repurchase or redeem any shares of Capital Stock (as defined below), in each case only if (i) after giving effect to such dividend, repurchase or redemption, the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).

(b) If a dividend is not declared and paid on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it,  neither the Issuer nor any Issuer Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary, or any trust preferred securities issued by the Issuer or any Affiliate of the Issuer (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Designated Preferred Stock and (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iii) the acquisition by the Issuer or any of the Issuer Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any other Issuer Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (iv), solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock, (v) redemptions of securities held by the Issuer or any wholly-owned Issuer Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to (x) if Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date, the original issue date of such Previously Acquired Preferred Shares, or (y) otherwise, the Signing Date).

(c) If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries.

Section 9. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10. References to Line Items of Supplemental Reports. If Treasury modifies the form of Supplemental Report, pursuant to its rights under the Definitive Agreement, and any such modification includes a change to the caption or number of any line item on the Supplemental Report, then any reference herein to such line item shall thereafter be a reference to such re-captioned or re-numbered line item.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 12. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 13. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 14. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

STATE OF NORTH CAROLINA

DEPARTMENT OF THE SECRETARY OF STATE

ARTICLES OF MERGER

Pursuant to North Carolina General Statutes Section 55-11-05(a), the undersigned entity does hereby submit the following Articles of Merger as the surviving business entity in a merger between two or more business entities.

1.	The name of the surviving entity is Park Sterling Corporation, a corporation organized under the laws of North Carolina (the “Surviving Corporation”).

2.	The address of the surviving entity is: 1043 East Morehead Street, Suite 201, Charlotte, North Carolina 28204, County of Mecklenburg.

3.

The name of the merged entity is Provident Community Bancshares, Inc., a corporation organized under the laws of Delaware (the “Merged Corporation”). The mailing address of the Merged Corporation is 2700 Celanese Road, Rock Hill, South Carolina, 29732.

4.

The Agreement and Plan of Merger (the “Merger Agreement”), whereby the Merged Corporation will merge with and into the Surviving Corporation (the “Merger”) provides that the Articles of Incorporation of the Surviving Corporation will not be amended by the merger.

5.	The Merger Agreement has been duly approved by each of the Surviving Corporation and the Merged Corporation in the manner required by law.

6.	These Articles of Merger and the Merger will be effective at 12:01 a.m. on May 1, 2014.

Park Sterling Corporation has caused these Articles of Merger to be signed by the authorized officer below as of April 30, 2014.

PARK STERLING CORPORATION

By:	/s/ James C. Cherry
Name:	James C. Cherry
Title:	Chief Executive Officer

STATE OF NORTH CAROLINA

DEPARTMENT OF THE SECRETARY OF STATE

ARTICLES OF MERGER

Pursuant to North Carolina General Statutes Section 55-11-05(a), the undersigned entity does hereby submit the following Articles of Merger as the surviving business entity in a merger between two or more business entities.

1.	The name of the surviving entity is Park Sterling Corporation, a corporation organized under the laws of North Carolina (the “Surviving Corporation”).

2.	The address of the surviving entity is: 1043 East Morehead Street, Suite 201, Charlotte, North Carolina 28204, County of Mecklenburg.

3.	The name of the merged entity is First Capital Bancorp, Inc. a corporation organized under the laws of Virginia (the “Merged Corporation”).

4.

The Agreement and Plan of Merger between the Surviving Corporation and the Merged Corporation has been duly approved by each of the Surviving Corporation and the Merged Corporation in the manner required by law.

5.	These Articles of Merger and the Merger will be effective at 12:01 a.m. on January 1, 2016.

[Signature page follows]

Park Sterling Corporation has caused these Articles of Merger to be signed by the authorized officer below as of December 30, 2015.

PARK STERLING CORPORATION

By:	/s/ James C. Cherry
Name:	James C. Cherry
Title:	Chief Executive Officer

ARTICLES OF AMENDMENT

OF

PARK STERLING CORPORATION

Park Sterling Corporation, a corporation organized and existing under the laws of the State of North Carolina, in accordance with the provisions of Section 55-10-06 of the General Statutes of North Carolina, hereby submits the following Articles of Amendment for purposes of amending its Articles of Incorporation.

1.             The name of the corporation is Park Sterling Corporation.

2.             The Articles of Incorporation of the corporation are hereby amended to add a new Article 13 which shall read as follows (the “Amendment”):

“Article 13. Election of Directors

Each director to be elected by the shareholders shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with abstentions and “broker non-votes” not counted as a vote cast either for or against that nominee’s election) by the shares entitled to vote in the election at a meeting at which a quorum is present; provided, however, that if, as of the record date for the meeting, the number of nominees exceeds the number of directors to be elected at the meeting, the directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at such meeting at which a quorum is present.”

3.           The Amendment was adopted by the Board of Directors of the corporation on March 23, 2016.

4.           The Amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

5.            These Articles of Amendment will be effective upon filing.

Park Sterling Corporation has caused these Articles of Amendment to be signed by the authorized officer below this 26th day of May, 2016.

PARK STERLING CORPORATION

By:	/s/ James C. Cherry
James C. Cherry
President and Chief Executive Officer